EXHIBIT 4(i)

  Resolutions Adopted by the Company's Board of Directors on June 18, 1998,
           Amending Terms of the Warrants and Underwriter Options

RESOLVED, that in connection with the following warrants, namely (i) Redeemable Common Stock Purchase Warrants (the "IPO Warrants") under the Warrant Agreement (IPO Warrants) entered into by and between this Corporation the Warrant Agent, dated September 5, 1996, (the "IPO Warrant Agreement"), (ii) Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants") under the Warrant Agreement (Class A and Class B Warrants) entered into by and between this Corporation and American Securities Transfer and Trust, Inc. (the "Warrant Agent"), dated September 5, 1996, (the "Warrant Agreement") and (iii) Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants") under the Warrant Agreement, the Company is hereby authorized to cause to be mailed to each class of warrant holder of record as of July 10, 1998, a solicitation of written consents from said warrant holders in lieu of a special meeting, to approve a unified proposal amending certain provisions of each Warrant Agreement to (a) reduce the present exercise price of the Warrants to $2.00, (b) reduce the Target Price (as defined in the Warrant Agreements) of the Warrants to $2.90, (c) establish the minimum period by which the Company must notify holders of the Warrants of future modifications to the Warrant Agreements at 20 calendar days, and (d) if the exercise price of the aforementioned warrants shall be further reduced or increased in any respect and for whatever reason, the Target Price of the aforementioned warrants shall be proportionately adjusted, without any further action of the registered holders, by multiplying the increased or decreased exercise price by 145%, and

RESOLVED FURTHER, that if the unified proposal is not approved for any specific class of Warrants, there will be no changes,as proposed above, for that specific class only, and

RESOLVED FURTHER, that except as hereinbefore provided, the said Warrant Agreement and IPO Warrant Agreement shall remain materially unchanged and in full force and effect, and

RESOLVED FURTHER, that the Underwriter Options granted to M.H. Meyerson & Co. and to Bailey, Martin & Appel in connection with the Corporation's initial public offering (the "IPO Underwriter Options") are hereby amended as follows, to become effective only if the IPO Warrant Holders approve the unified proposal:

Unit option price:  to change from $7.50 to $2.90 per Unit
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Warrant Target Price:  to change  from $11.25 to $2.90
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Underlying warrant exercise price:  to change from $4.67 to $2.00
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Shares purchasable upon exercise of warrant:  no change
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RESOLVED FURTHER, that the Representative Warrants granted to Schneider
Securities, Inc. in connection with the Corporation's Standby Underwriting on or about September 1996 are hereby amended as follows, to become effective only if the Class A and Class B Warrant Holders approve their unified proposals:

Unit option price:  to change from $6.70 to $2.90 per Unit
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Underlying warrant Target Price:  see changes to the Class A and B warrants
--------------------------------
Underlying warrant exercise price: see changes to the Clasas A and B warrants
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RESOLVED FURTHER, that the proper officers of this Corporation are hereby authorized and instructed to do in the name of this Corporation all acts
and things necessary to carry this resolution   into effect, including
obtaining the approval of the Warrant holders and causing the related
Warrant   Agreements to be amended as deemed necessary by the Company's
Warrant Agent, and,

RESOLVED FURTHER, that the Corporation is authorized to (i) issue formal notice to the Warrant Holders and solicit a "Consent in Lieu of a Special Meeting of the Warrant Holders" for the purpose of obtaining the consent of at least 51% of the Warrant Holders of record, (ii) set July 10, 1998 as the Record Date for the determination of Warrant Holders entitled to vote on the above matters, (iii) set the close of business on September 3, 1998 as the final date for votes to be cast, and (iv) in the event that at least 51% of the votes cast are in favor of the above changes and amendments, then September 3, 1998 is hereby set as the "Effective Date" of said changes and amendments, and,

RESOLVED FURTHER, that in the event any of the warrant consent solicitations do not meet the required 51% minimum consent votes by the Effective Date, then the proper officers of this Corporation are authorized to extend the Effective Date for a period of up to thiry (30) days from the Effective Date.




/s/ Robert G. LaVigne
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Robert G. LaVigne
Secretary